UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 11, 2006

Date of Report (Date of earliest event reported)

The Sands Regent

(Exact name of registrant as specified in its charter)

Nevada	000-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave. Reno, Nevada, 89501 (Address of principal executive offices) (Zip Code)

(775) 348 2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[        ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[        ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[        ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[        ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 4—Matters Relating to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On October 11, 2006, the management of The Sands Regent (the “Company”) determined that there were errors in the Company’s accounting of deferred taxes, tax liabilities and tax provisions for certain fiscal years prior to July 1, 2003 and in the years ended June 30, 2004 and 2005. There were also errors in the classification of cash vs. short term debt balances for the year ended June 30, 2005. As a result, management concluded that the Company’s previously issued consolidated financial statements, as included in its Form 10-K for the year ended June 30, 2005, and in its Forms 10-Q for each of the quarterly periods ended September 30, 2005, December 31, 2005, and March 31, 2006 should no longer be relied upon. The effect of these errors on the Consolidated Statement of Income was to (i) overstate income tax expense for the fiscal year ended June 30, 2005 by approximately $22,000, and (ii) overstate income tax expense for the fiscal year ended June 30, 2004 by approximately $19,000. The cumulative effect of these errors on the Consolidated Balance Sheet as of June 30, 2003 was to overstate retained earnings by approximately $246,000. The cumulative effect of these errors on the Consolidated Balance Sheet as of June 30, 2005 was to (i) understate cash and accounts payable by approximately $746,000, (ii) overstate federal income tax payable by approximately $201,000, (iii) overstate short term deferred federal income tax liability by approximately $21,000 (iv) understate long term state federal income tax liability by approximately $427,000 and (v) overstate retained earnings by $205,000. In addition, there were corresponding errors made to the Consolidated Statements of Cash Flows for the years ended June 30, 2005 and June 30, 2004.

The Company will be restating its Consolidated Balance Sheets as of June 30, 2005 and, Consolidated Statements of Income, Consolidated Statements of Cash Flows and Stockholders’ Equity for the years ended June 30, 2005 and June 30, 2004 to correct these errors in connection with filing its Form 10-K for the year ended June 30, 2006.

Management of the Company has discussed this matter with the Audit Committee of the Board of Directors and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2006	By:	/S/ CORNELIUS T. KLERK
Cornelius T. Klerk, Chief Financial Officer

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